Exhibit 10.1

AMENDMENT NO. 3 TO RETAIL BUSINESS MANAGEMENT AGREEMENT

This Amendment No. 3 to Retail Business Management Agreement (this “Amendment”) is entered into effective as of January 1, 2008 (the “Effective Date”) by and between Visionary Retail Management, Inc., a Delaware corporation (“Retail Business Manager”) and successor by merger to Visionary MSO, Inc., and Dr. Mark Lynn & Associates, PLLC, a Kentucky professional limited liability company (the “Practice”).

W I T N E S S E T H:

WHEREAS, Retail Business Manager and the Practice entered into that certain Retail Business Management Agreement, dated October 1, 1998, as amended by each of those certain Amendment No. 1 to Retail Business Management Agreement, dated June 1, 1999 and dated August 1, 2000, respectively (as amended, the “Retail Business Management Agreement”), whereby Retail Business Manager provides certain management services to with respect to the dispensary of the Practice;

WHEREAS, Visionary MSO, Inc. (predecessor to the Retail Business Manager) and the Practice previously entered into that certain Professional Business Management Agreement, dated June 1, 1999 (as amended, the Professional Business Management Agreement”) whereby Retail Business Manager provides certain management services to with respect to the professional examinations of the Practice;

WHEREAS, Retail Business Manager and the Practice desire to document their previous agreements with respect to certain additional Management Fees for the periods ending on or prior to December 31, 2007;

WHEREAS, Retail Business Manager and the Practice desire to amend the Retail Business Management Agreement for the purpose of amending the calculation of the Management Fee for the periods from and after the Effective Date; and

WHEREAS, capitalized terms not otherwise defined herein (including the above capitalized terms) shall have the meaning ascribed to such terms in the Retail Business Management Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements, terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Adjustment to Management Fees. The parties acknowledge and agree that with respect to the periods ending on or prior to December 31, 2007, (i) the parties agreed upon certain amendments to the calculation of the Management Fee for each such period whereby the Practice paid to the Retail Business Manager certain agreed upon additional payments, in excess of the amount that would have been due under the calculation in the Retail Management Agreement (without giving effect to such modifications and agreements), and (ii) the aggregate management fees reflected on the financial reports of the Practice previously prepared by the Retail Business Manager and provided to the Practice for inclusion in its tax returns (collectively, the “Adjusted Management Fees”) accurately and completely reflect the Management Fee owed under the Retail Management Agreement (after giving effect to the mutual agreement for the additional management fees), and the amounts otherwise owed by the Practice to the Retail Business Manager under the Professional Business Management Agreement and (iii) the Retail Business

Manager is not owed any further management fees with respect to such periods and the Practice has no claims and hereby waives any rights with respect to the Adjusted Management Fees paid to the Retail Business Manager. For the purposes of the Retail Business Management Agreement, the term “Management Fee” shall be deemed to include the Adjusted Management Fees.

2. Amendment to Section 5.1. Section 5.1 of the Retail Business Management Agreement shall be amended in its entirety to read as follows:

“5.1 Base Management Fee. The Practice and Retail Business Manager agree to the compensation set forth herein as being paid to the Retail Business Manager in consideration of a substantial commitment made by Retail Business Manager hereunder and that such fees are fair and reasonable. Each month, the Retail Business Manager shall be paid the amounts set forth in Exhibit 5.1.”

3. Amendment to Section 5.2. Section 5.2 of the Retail Business Management Agreement shall be deleted and replaced in its entirety as follows:

“5.2 Supplemental Management Fee. In consideration of the improved efficiencies expected to be effected by Retail Business Manager, as an incentive to Retail Business Manager to effect those efficiencies, and as additional compensation for the services provided by Retail Business Manager, Retail Business Manager shall be paid each month, during the Term of this Retail Business Management Agreement, a supplemental management fee equal to the percentage of the Adjusted Net Revenue on Exhibit 5.2 attached hereto. For purposes of this Exhibit 5.2, Adjusted Net Revenue shall be calculated as the amount remaining after subtracting from Adjusted Gross Revenue (i) Dispensary Expenses, (ii) Office Expenses, (iii) Practice Expenses, (iv) any payment for services or products made in whole or in part under a Federal Health Care Program, and (v) the following Shareholder Expenses: (A) Shareholder’s salary and Bonus with respect to such period as set forth in the President’s Employment Agreement, not to exceed Two Hundred Forty-Five Thousand And No/100 Dollars ($245,000.00), in the aggregate, on an annualized basis; (B) payroll taxes related to Shareholder’s salary and the Bonus; (C) other Shareholder Expenses not to exceed Five Thousand And No/100 Dollars ($5,000) unless otherwise agreed to by the Retail Business Manager and (D) any payment received by the Practice for services or products made in whole or in part under a Federal Health Care Program. The term “Federal Health Care Program” shall mean and include a federal health care program, as such term is defined in Section 1128B(f) of the Social Security Act, as amended, including but not limited to, payments made to the Practice under Medicare and Medicaid.”

4. Amendment to Exhibit 5.1. Exhibit 5.1 of the Retail Business Management Agreement shall be amended in its entirety to read as attached hereto.

5. Amendment to Exhibit 5.2. Exhibit 5.2 of the Retail Business Management Agreement shall be amended in its entirety to read as attached hereto.

6. Shareholder Expenses. The Practice and the Retail Business Manager agree that, in addition to the Shareholder Expenses included in the calculation of Adjusted Net Revenue under Section 5.2 of the Retail Business Manager Agreement, the Practice may make quarterly cash distributions to the Shareholder, estimated to be approximately $2,000,000 in the aggregate per annum based upon current performance of the Practice, out of available cash and to the extent there is shareholder’s equity in the Practice.

7. Periodic Review of Management Fee. Retail Business Manager and the Practice shall periodically review the business management fees paid pursuant to Sections 5.1 and 5.2 to ensure that such fees are fair and reasonable and Sections 5.1 and 5.2 may be amended upon the mutual agreement of the parties to adjust such management fees on a going forward basis.

8. No Further Modification. Except as hereby amended, the Retail Business Management Agreement shall remain in full force and effect without modification or change, and shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, devisees, assigns, legal representatives, executors and administrators.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Retail Business Manager and the Practice have caused this Amendment to be executed by their authorized officers effective as of the date first above written.

VISIONARY RETAIL MANAGEMENT, INC.,

By:	/s/ David L. Holmberg
Name:	David L. Holmberg
Title:	President

DR. MARK LYNN & ASSOCIATES, PLLC

By:	/s/ Mark E. Lynn
Mark E. Lynn, O.D., President

Exhibit 5.1

[Redacted pursuant to Confidentiality Request]

Exhibit 5.2

[Redacted pursuant to Confidentiality Request]